UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2012

Xtreme Oil and Gas, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53892	20-8295316
(State or OtherJurisdiction Identification No.)	(Commission File Number)	(I.R.S. Employer of Incorporation)

5700 W. Plano Parkway, Suite 3600, Plano TX 75093

(Address of Principal Executive Offices)

 (214) 432-8002

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 26, 2012, Xtreme Oil & Gas, Inc. (“Xtreme”) entered into a letter of intent with True Energy Services, LLC (“True Energy”) for the purpose of Xtreme owning, managing and sharing 90% of the profits, cash flow, and growth in the business of Rick’s Tank Truck Service, LLC (“Rick’s Tank Service”). True Energy will own the balance of Rick’s Tank Service, 10%.

Rick’s Tank Service is an oilfield trucking service providing oilfield fluid trucking services principally in eastern Oklahoma. Headquartered in Ada, Oklahoma with regional operations in El Reno, Dewey, and Calvin, Oklahoma, Rick’s Tank Service operates 32 transport trucks, one bobtail truck and 115 frac tanks.

The letter of intent contemplates Xtreme paying $8,000,000 for its interest in Rick’s Tank Service and issuing 2,000,000 shares of its common stock to True Energy, the common stock vesting monthly over a two year period.

Most oil and natural gas fields produce residual salt water in conjunction with ongoing production of hydrocarbons. Current fracing operations used to complete many oil and gas wells now being drilled require the transportation and disposal of significant quantities of fluids, fluids that are transported to, processed, and pumped into salt water disposal wells such as the one completed by Xtreme in June of this year.

The letter of intent requires Xtreme to deposit $50,000 earnest money and anticipates that approximately 75% of the $8,000,000 will be used to discharge debt of Rick’s Tank Transport. The remaining $2,000,000 will provide operating capital and cash to current owners, True Energy.

The unaudited financial statements of Rick’s Tank Service show approximately $12.6 mm in revenues for the year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2012

Xtreme Oil & Gas, Inc.

/s/ Willard G. McAndrew, III
Willard G. McAndrew, III, Chief Executive Officer